Exhibit 99.1

Horizon Pharma Announces Preliminary Fourth Quarter and Full Year 2012 Revenues,

Full U.S. Commercial Launch of RAYOS® (Prednisone) Delayed-Release Tablets and Approval of

LODOTRA® In South Korea

DEERFIELD, IL. – February 11, 2013 – Horizon Pharma, Inc. (NASDAQ: HZNP) today announced preliminary (unaudited) revenues for the fourth quarter and fiscal year ended December 31, 2012.

•	Full year 2012 preliminary gross and net revenues were $23.0 million and $19.6 million, respectively.

•	DUEXIS® full year 2012 preliminary gross and net revenues were $13.2 million and $11.0 million, respectively.

•	Fourth quarter preliminary gross and net revenues were $8.2 million and $6.7 million, respectively.

•	DUEXIS fourth quarter preliminary gross and net revenues were $7.1 million and $6.0 million, respectively.

•	New prescriptions for DUEXIS increased 57% in the fourth quarter of 2012 to 31,130 versus 19,874 in the third quarter of 2012. New prescriptions for DUEXIS were 10,754 in December 2012.

•	Total prescriptions for DUEXIS increased 56% in the fourth quarter of 2012 to 39,060 versus 25,054 in the third quarter of 2012. Total prescriptions for DUEXIS were 13,969 in December 2012.

•	The Company had cash and cash equivalents of $104.1 million at December 31, 2012.

During the fourth quarter, the Company changed from recognizing revenue upon product being dispensed through patient prescriptions to recognizing revenue when product is sold into the wholesale and pharmacy channel. Based on approximately one year of minimal product return quantities and an enhanced ability and historical experience upon which to monitor DUEXIS inventory levels in the distribution channel and to assess the relative risk of potential product returns, the Company believes it now has the ability to reliably estimate returns and has begun recognizing revenue on the sale of DUEXIS at the point of sale to the wholesaler. This change in timing of revenue recognition resulted in a preliminary one-time increase to DUEXIS revenue of $1.8 million gross and $1.4 million net and is reflected in the fourth quarter and full year results presented.

Full RAYOS Commercial Launch Underway

Horizon also announced today it has initiated the full commercial launch of RAYOS® (prednisone) delayed-release tablets to rheumatologists and high-value primary care physicians through its full 150-person sales force. As previously announced, Horizon’s commercial effort for RAYOS will focus on rheumatology indications, including rheumatoid arthritis (RA) and polymyalgia rheumatica (PMR), which collectively comprise approximately three million patients in the U.S. The Company’s sales representatives will promote RAYOS to approximately 3,500 rheumatologists in the U.S., who write over ninety-five percent of rheumatologist RA and PMR prescriptions.

In addition, the Company announced the approval of LODOTRA in South Korea in January, which triggered a milestone payment from its partner MundiPharma. The South Korean approval marks the 20th country in which LODOTRA is approved outside of the United States.

“Preliminary results were promising in the fourth quarter, with total fourth quarter DUEXIS prescriptions growing 56% versus the third quarter of 2012,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma. “In addition, feedback from the initial launch of RAYOS has been positive as we saw over 100 rheumatologists prescribe RAYOS during our targeted launch in December last year. This gives us confidence moving forward as we have now implemented the full commercial launch of RAYOS through our 150-person sales force.”

About DUEXIS

DUEXIS® , a proprietary single-tablet combination of the NSAID ibuprofen and the histamine H2-receptor antagonist famotidine, is indicated for the relief of signs and symptoms of rheumatoid arthritis and osteoarthritis and to decrease the risk of developing upper gastrointestinal ulcers, which in the clinical trials was defined as a gastric and/or duodenal ulcer, in patients who are taking ibuprofen for those indications. The clinical trials primarily enrolled patients less than 65 years of age without a prior history of gastrointestinal ulcer. Controlled trials do not extend beyond 6 months. For more information, please visit www.DUEXIS.com.

About RAYOS

RAYOS®, known as LODOTRA® outside the U.S., is a proprietary delayed-release formulation of low-dose prednisone. The pharmacokinetic profile of RAYOS is different with an approximately four-hour lag time from that of immediate-release prednisone formulations. In clinical trials studying use of RAYOS in RA, patients were administered RAYOS at 10 p.m. with food. The delayed-release profile of RAYOS helps to achieve therapeutic prednisone blood levels at a time point when cytokine levels start rising during the middle of the night. While the pharmacokinetic profile of RAYOS differs in terms of lag time from immediate-release prednisone, its absorption, distribution and elimination processes are comparable. For more information, please visit www.RAYOSrx.com.

About Horizon Pharma

Horizon Pharma, Inc. is a specialty pharmaceutical company that has developed and is commercializing DUEXIS and RAYOS/LODOTRA, both of which target unmet therapeutic needs in arthritis, pain and inflammatory diseases. The Company’s strategy is to develop, acquire, in-license and/or co-promote additional innovative medicines where it can execute a targeted commercial approach in specific therapeutic areas while taking advantage of its commercial strengths and the infrastructure the Company has put in place. For more information, please visit www.horizonpharma.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding Horizon’s on-going commercial launches of DUEXIS and RAYOS, commercialization plans for DUEXIS and RAYOS and the timing for implementing those plans and confidence regarding 2013 operating results. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding the company’s ability to commercialize products successfully, potential delays or changes in strategy for the commercial launch of DUEXIS and RAYOS, whether physicians will prescribe and patients will use DUEXIS and RAYOS and competition in the market for the Company’s products. For a further description of these and other risks facing Horizon, please see the risk factors described in Horizon’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release. Horizon undertakes no obligation to update or revise these statements, except as may be required by law.

The financial information set forth in this press release reflect Horizon’s preliminary estimates, which are subject to completion of Horizon’s fourth quarter and year-end review and audit process. Horizon’s actual fourth quarter and full year 2012 financial and operating results could differ materially from the preliminary estimates set forth in this press release.

Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Investors

Kathy Galante

Burns McClellan, Inc.

212-213-0006

kgalante@burnsmc.com